Exhibit 99.1

8400 E. Crescent Parkway, Suite 600 Greenwood Village, Colorado 80111 (303) 784-5350 www.gatossilver.com

Gatos Silver Announces Full Exercise of Underwriters’ Over-Allotment Option

Denver, CO — November 10, 2020 — Gatos Silver, Inc. (NYSE/TSX: GATO) (“Gatos Silver”) announced today that the underwriters of its initial public offering have exercised in full their option to purchase an additional 3,214,500 shares of common stock at the initial public offering price of US$7.00 per share, less underwriting discounts and commissions. After giving effect to the sale of shares pursuant to the over-allotment option, which was completed today, Gatos Silver sold a total of 24,644,500 shares of common stock in its initial public offering for gross proceeds of approximately US$172.5 million, before deducting underwriting discounts and commissions and offering expenses.

BMO Capital Markets, Goldman Sachs & Co. LLC and RBC Capital Markets acted as joint lead bookrunners and as representatives of the underwriters for the offering. Canaccord Genuity Corp. and CIBC Capital Markets acted as co-managers for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state, province or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state, province or jurisdiction.

Investors and Media Contact
Adam Dubas
Chief Administrative Officer
investors@gatossilver.com
(303) 784-5350